Exhibit 99.1

Letter to Shareholders from CEO Bradley Nattrass

A New Chapter: From Controlled Environment Agriculture to Global Cricket Media

LAFAYETTE, Colo., May 20, 2026 (GLOBE NEWSWIRE) –

Dear Fellow Shareholders,

Following the filing of our most recent Quarterly Report on Form 10-Q, I want to update you directly. The business you own today is not the one most of you originally invested in. You deserve a clear account of what changed and why.

urban-gro, Inc. has completed its combination with Flash Sports & Media, Inc. and integrated Innovative Production Group FZ, LLC (“IPG”), as disclosed in our Current Reports on Form 8-K. We have repositioned the Company toward a single focused strategy: building a vertically integrated media business around franchise Twenty20 (T20) cricket. We did this while remaining a NASDAQ-listed public company under the ticker UGRO, and we regained full compliance with NASDAQ listing standards on March 9, 2026.

Why We Made This Change

This was not a decision we took lightly. After a hard look at the Company’s prospects, conditions of the markets that we primarily served, and capital position, the Board concluded that the most credible path to rebuilding shareholder value was a decisive pivot, not incremental change. The IPG combination brought commercial and media rights relationships tied to the Lanka Premier League (LPL), Sri Lanka’s premier T20 tournament, along with an experienced league-development and production team led by IPG founder Anil Mohan.

We believe global T20 cricket represents a significant and growing global sports and media market. Industry reports and third-party estimates regarding the broader T20 ecosystem vary widely and use differing methodologies. We also believe there is an opportunity for differentiated integrated platforms that combine content-rights relationships with distribution capabilities rather than relying solely on licensed content from others. That thesis is the foundation of everything that follows.

As a result of the Company’s transition away from its historical controlled-environment agriculture operations, together with the timing of LPL Season 6 commencing in Q2 2026, the Company reported minimal or no meaningful revenue in Q1 2026. We believe this quarter should be viewed as a transitional restructuring period rather than an indicator of the operating potential of the post-combination business.

Since closing the merger on February 17, 2026, management has focused on integrating operations, establishing the foundational infrastructure required to support the Company’s media and league-development strategy, and preparing for the commercial launch of LPL Season 6 and related initiatives during the balance of 2026.

Management currently believes the majority of the Company’s 2026 revenue opportunities, if realized, as management forecasts would occur during the remaining quarters of 2026 following the commencement of LPL Season 6 and related commercial activities.

What We Have Done

●	Completed the IPG merger, an all-stock transaction, in the first quarter of 2026. Flash Sports & Media represents the Company’s principal operating platform; the public-company structure provides governance and capital-markets access.

●	Secured commercial and media rights relating to the LPL, our cornerstone asset. The league is owned by Sri Lanka Cricket and operated in partnership with The IPG Group as its official event rights holder.

●	Regained compliance with applicable Nasdaq continued listing standards on March 9, 2026, supporting continued access to public capital markets.

●	Refreshed leadership: I continue as Chief Executive Officer, Eric Sherb serves as Chief Financial Officer, Anil Mohan joins as Founder & Chairman of IPG, and our President of Flash Sports leads day-to-day operations.

The Merger and How to Think About Scale

The IPG combination closed as an all-stock transaction in the first quarter of 2026 at a reference price of $3.23 per share. I want to be candid about how small we are relative to the market we are entering.

Measured against the Indian Premier League, we are a fraction of one percent of the sport’s largest property. Reports in 2026 place the IPL’s overall business value at roughly $18 billion, with marquee franchises like Royal Challengers Bengaluru and Rajasthan Royals changing hands in the $1.6–$1.8 billion range. We will not pretend otherwise. Shareholders are not served by comparisons that flatter us against the biggest asset in the sport.

The honest comparison is the rest of the field. Outside the IPL, franchise T20 leagues are dramatically smaller and far more fragmented. On publicly available 2025–2026 third-party estimates, league-level metrics for the Pakistan Super League, Australia’s Big Bash League, the Caribbean Premier League, and the Bangladesh Premier League sit far below the IPL — and the LPL has historically been valued toward the lower end of that group. Against that peer set, a vertically integrated platform built on the LPL plus planned expansion leagues is a credible place to build from.

League	Official Website	Reported Scale (2025–26, third-party)
Indian Premier League (IPL)	iplt20.com	~$18B league; franchises $1.6–$1.8B
Pakistan Super League (PSL)	psl-t20.com	~$156M digital/media layer
Big Bash League (BBL)	bigbash.com.au	~$60M annual revenue
Caribbean Premier League (CPL)	cplt20.com	Low single-digit $M brand metric
Bangladesh Premier League (BPL)	bplt20.com.bd	Low single-digit $M brand metric
Lanka Premier League (our anchor)	flashsm.com	Historically lower-tier; sub-$15M entry

League comparison figures are drawn from publicly available third-party sources and industry estimates, are not independently verified, use differing methodologies (brand value, annual revenue, and transaction value are not equivalent measures), and are provided for general industry context only. They are not indicative of the Company’s current or future performance.

Our Strategy From Here

The plan rests on three pillars. First, consolidate rights — deepen our position in the LPL and pursue direct-to-consumer streaming through a planned “Flash Cricket” offering aimed at the North American and European cricket diaspora. Second, expand geographically — we are exploring opportunities for a potential Malaysia edition with the Malaysian Cricket Association and IPG, followed by potential future expansion opportunities in Singapore and Zimbabwe. Third, integrate vertically — move over time from licensing rights toward greater ownership or control of distribution channels, seeking to capture more of the value chain across content, distribution, and advertising.

These initiatives depend on regulatory approvals, partnership agreements, and execution. There can be no assurance any of them will be completed as contemplated, and I would rather say that plainly than bury it.

Financial Outlook — Illustrative Projections

The following figures reflect internal management operating targets and illustrative planning assumptions presented in connection with prior investor materials. They do not represent formal financial guidance, projections prepared in accordance with GAAP, or guarantees of future performance. Actual results may differ materially. These figures should be read together with the risk factors and other cautionary disclosures in our SEC filings.

Fiscal Year	LPL	Malaysia	Singapore/ Zimbabwe	Broadcast	Total
2026	$12M	$3M	—	$2M	$17M
2027	$18M	$8M	$3M	$8M	$37M

Projected revenue by segment ($ millions). Source: Company investor presentation dated April 6, 2026. Illustrative only.

Our internal modeling assumes EBITDA margins improving from a low double-digit base toward a more mature range over five years. Now that LPL Season 6 is scheduled to commence later in Q2, the anticipated revenues in 2026, if realized, are expected to be spread over the three remaining quarters of 2026. These are planning assumptions, not promises.

In Closing

I will not characterize this as anything other than what it is: a high-conviction, high-effort attempt to rebuild value by entering a market we believe is large, growing, and underserved by integrated sports and media competitors. We have assembled assets, relationships, and a team we believe give us a credible path, and we have restored the public-company foundation needed to pursue it. The work of execution is now in front of us, and we intend to report to you on it with the same candor reflected in this letter. Further, in the weeks ahead, the Company expects to pursue a corporate name and trading symbol change, subject to applicable corporate, regulatory, and Nasdaq approvals, intended to better align the Company’s public identity with its sports and media operating strategy.

Thank you for your continued ownership and for your trust as we begin this next chapter. We look forward to keeping shareholders informed through our public filings, earnings calls, and investor communications.

Beginning with the second quarter financial results, we will return to hosting quarterly earnings calls supported by detailed press releases.

With appreciation and resolve,

Bradley Nattrass

Chief Executive Officer

urban-gro, Inc. (operating as Flash Sports & Media, Inc.)

About urban-gro, Inc.

Following its combination with Flash Sports & Media, Inc. (“Flash”) and the integration of Innovative Production Group FZ, LLC, urban-gro, Inc. is a sports, media, and experiential marketing platform focused on the creation, production, and monetization of live events, original content, and branded fan experiences. The Company operates across sports and entertainment verticals, leveraging intellectual property, strategic partnerships, and experiential activations to engage audiences and deliver value for brands, sponsors, and media partners.

About Lanka Premier League

The Lanka Premier League is a professional T20 cricket tournament bringing together Sri Lankan and international players. The league is owned by Sri Lanka Cricket and operated in partnership with The IPG Group, its official event rights holder. Season 6 is scheduled to take place during July and August 2026. For additional information, visit: https://srilankacricket.lk

About Twenty20 Cricket

Twenty20 (T20) is a format of cricket in which each team plays a maximum of 20 overs. Introduced by the England and Wales Cricket Board in 2003, T20 matches are typically completed in approximately three and a half hours. For more information, visit: http://www.t20worldcup.com

Investor Relations Contact

Investors@flashsm.com

Company Websites

https://flashsportsandmedia.com

https://www.theipggroup.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations, beliefs, or intentions relating to its participation in the Lanka Premier League, the anticipated benefits of its business combination with Flash Sports & Media, Inc., the development and commercialization of sports and media platforms, potential sponsorship, media rights and commercial opportunities, anticipated market size and growth, projected economic impact of the Lanka Premier League, and the Company’s ability to generate revenues from its activities. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “will,” “could,” “seek,” “estimate,” “potential,” or similar expressions.

These forward-looking statements are based on current expectations, estimates, and assumptions and involve known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, without limitation: the Company’s limited role and lack of control over the operations, scheduling, governance, ownership, and commercial activities of the Lanka Premier League and its franchises; the Company’s reliance on third-party partners, including Innovative Production Group FZ, LLC and other counterparties, to perform under contractual arrangements; uncertainties regarding the participation, availability, or continued involvement of franchise owners, players, ambassadors, or other talent referenced in this press release; the possibility that anticipated sponsorships, media rights arrangements, or other commercial opportunities may not materialize or may be delayed; the extent to which the Company is able to generate revenues, if any, from its involvement in the Lanka Premier League; risks relating to the integration of Flash Sports & Media, Inc. and the Company’s ability to realize anticipated synergies; the Company’s ability to develop, monetize, and scale its sports, media, and experiential business lines; the timing and success of expansion into new markets; the Company’s ability to establish or maintain strategic relationships and commercial arrangements; the extent to which industry developments referenced in this press release translate into opportunities for the Company; general economic, market, and industry conditions; competitive dynamics within the sports and media sectors; international, geopolitical, and regulatory risks associated with global sporting events; the Company’s ability to obtain additional financing when needed and on acceptable terms; and the Company’s ability to maintain compliance with applicable listing standards of The Nasdaq Stock Market LLC.

In addition, certain market, industry, and economic data referenced in this press release are based on third-party sources and estimates that the Company believes to be reliable, but the Company has not independently verified such information and makes no representation as to its accuracy or completeness. References to franchise ownership and related individuals are based on third-party announcements and media reports that the Company has not independently verified.

Additional factors that could cause actual results to differ materially from those described in forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other filings with the Securities and Exchange Commission, which are available at www.sec.gov.

Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Source: urban-gro, Inc. (Nasdaq: UGRO)

5